UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5) *

Guaranty Fed Bancshares (GFED)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

40108P101
(CUSIP Number)

12/31/2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No .	40108P101	Page 2 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	401,959 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	138,682 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		401,959 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		9.08%
12	TYPE OF REPORTING PERSON		IA

(1)	Consists of 121,871 shares of common stock of the Issuer held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member, 246,186 shares common stock of the Issuer held by Bridge Equities III, LLC, 2,794 shares common stock of the Issuer held by Bridge Equities VIII, LLC, 3,252 shares common stock of the Issuer held by Bridge Equities IX, LLC, 2,295 shares common stock of the Issuer held by Bridge Equities X, LLC, and 8,750 shares common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 16,811 shares common stock of the Issuer held by other managed accounts that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.
(2)	Consists of 121,871 shares of common stock of the Issuer held by Financial Opportunity Fund, of which FJ Capital Management LLC is the managing member, and 16,811 shares of common stock of the Issuer held by other managed accounts that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No .	40108P101	Page 3 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	121,871 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	121,871 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		121,871 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.75%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 121,871 shares of common stock of the Issuer held by Financial Opportunity Fund.

CUSIP No .	40108P101	Page 4 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	401,959 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	138,682 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		401,959 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		9.08%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 121,871 shares of common stock of the Issuer held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member, 246,186 shares common stock of the Issuer held by Bridge Equities III, LLC, 2,794 shares common stock of the Issuer held by Bridge Equities VIII, LLC, 3,252 shares common stock of the Issuer held by Bridge Equities IX, LLC, 2,295 shares common stock of the Issuer held by Bridge Equities X, LLC, and 8,750 shares common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 16,811 shares common stock of the Issuer held by other managed accounts that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

(2)	Consists of 121,871 shares of common stock of the Issuer held by Financial Opportunity Fund, of which FJ Capital Management LLC is the managing member, and 16,811 shares of common stock of the Issuer held by other managed accounts that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

CUSIP No .	40108P101	Page 5 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	246,186 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	246,186 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		246,186 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.56%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 246,186 shares of common stock of the Issuer held by Bridge Equities III, LLC.

CUSIP No .	40108P101	Page 6 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	2,794 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	2,794 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,794 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.06%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 2,794 shares of common stock of the Issuer held by Bridge Equities VIII, LLC.

CUSIP No .	40108P101	Page 7 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	3,252 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	3,252 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		3,252 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.07%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 3,252 shares of common stock of the Issuer held by Bridge Equities IX, LLC.

CUSIP No .	40108P101	Page 8 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities X, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	2,295(1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	2,295(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,295(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.05%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 2,295 shares of common stock of the Issuer held by Bridge Equities X, LLC.

CUSIP No .	40108P101	Page 9 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities XI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	8,750 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	8,750 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		8,750 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.20%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 8,750 shares of common stock of the Issuer held by Bridge Equities XI, LLC.

CUSIP No .	40108P101	Page 10 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	263,277 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	263,277 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		263,277 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.95%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 246,186 shares of common stock of the Issuer held by Bridge Equities III, LLC, 2,794 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 3,252 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 2,295 shares of common stock of the Issuer held by Bridge Equities X,LLC, and 8,750 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No .	40108P101	Page 11 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	263,277 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	263,277 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		263,277 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.95%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 246,186 shares of common stock of the Issuer held by Bridge Equities III, LLC, 2,794 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 3,252 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 2,295 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 8,750 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No .	40108P101	Page 12 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	263,277 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	263,277 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		263,277 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.95%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists of 246,186 shares of common stock of the Issuer held by Bridge Equities III, LLC, 2,794 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 3,252 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 2,295 shares of common stock of the Issuer held by Bridge Equities X, LLC and 8,750 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No .	40108P101	Page 13 of 22

Item 1(a).	Name of Issuer:

Guaranty Fed Bancshares (GFED)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

2144 East Republic Road, STE F200
Springfield, MO 65804

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons:

Financial Opportunity Fund LLC

Bridge Equities III, LLC

Bridge Equities VIII, LLC

Bridge Equities IX, LLC

Bridge Equities X, LLC

Bridge Equities XI, LLC

FJ Capital Management LLC

Martin Friedman

SunBridge Manager, LLC

SunBridge Holdings, LLC

Realty Investment Company, Inc

Item 2(b).	Address of Principal Business Office or, if None, Residence:

FJ Capital Management, LLC

1313 Dolley Madison Blvd, Ste 306

McLean, VA 22101

Financial Opportunity Fund LLC

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Martin Friedman

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Bridge Equities III, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities VIII, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities IX, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities X, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

CUSIP No .	40108P101	Page 14 of 22

Bridge Equities XI, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Manager LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Realty Investment Company Inc

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Item 2(c).	Citizenship:

Financial Opportunity Fund LLC, Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC, Bridge Equities X, LLC, Bridge Equities XI, LLC, and FJ Capital Management LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC – Delaware limited liability companies

Martin Friedman – United States citizen

Realty Investment Company, Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

40108P101

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

CUSIP No .	40108P101	Page 15 of 22

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

FJ Capital Management LLC – 401,959 shares

Financial Opportunity Fund LLC – 121,871 shares

Martin Friedman – 401,959 shares

Bridge Equities III, LLC – 246,186 shares

Bridge Equities VIII, LLC – 2,794 shares

Bridge Equities IX, LLC – 3,252 shares

Bridge Equities X, LLC – 2,295 shares

Bridge Equities XI, LLC – 8,750 shares

SunBridge Manager, LLC – 263,277 shares

SunBridge Holdings, LLC - 263,277 shares

Realty Investment Company, Inc – 263,277 shares

(b)	Percent of class:

FJ Capital Management LLC – 9.08%

Financial Opportunity Fund LLC – 2.75%

Martin Friedman – 9.08%

Bridge Equities III, LLC – 5.56%

Bridge Equities VIII, LLC – 0.06%

Bridge Equities IX, LLC – 0.07%

Bridge Equities X, LLC – 0.05%

Bridge Equities XI, LLC – 0.20%

SunBridge Manager, LLC – 5.95%

SunBridge Holdings, LLC – 5.95%

Realty Investment Company, Inc – 5.95%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

All Reporting Persons - 0

CUSIP No .	40108P101	Page 16 of 22

(ii)	Shared power to vote or to direct the vote

FJ Capital Management LLC – 401,959 shares

Financial Opportunity Fund LLC – 121,871 shares

Martin Friedman – 401,959 shares

Bridge Equities III, LLC – 246,186 shares

Bridge Equities VIII, LLC – 2,794 shares

Bridge Equities IX, LLC – 3,252 shares

Bridge Equities X, LLC – 2,295 shares

Bridge Equities XI, LLC – 8,750 shares

SunBridge Manager, LLC – 263,277 shares

SunBridge Holdings, LLC - 263,277 shares

Realty Investment Company, Inc – 263,277 shares

(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

(iv)	Shared power to dispose or to direct the disposition of

FJ Capital Management LLC – 138,682 shares

Financial Opportunity Fund LLC – 121,871 shares

Martin Friedman – 138,682 shares

Bridge Equities III, LLC – 246,186 shares

Bridge Equities VIII, LLC – 2,794 shares

Bridge Equities IX, LLC – 3,252 shares

Bridge Equities X, LLC – 2,295 shares

Bridge Equities XI, LLC – 8,750 shares

SunBridge Manager, LLC – 263,277 shares

SunBridge Holdings, LLC - 263,277 shares

Realty Investment Company, Inc – 263,277 shares

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

CUSIP No .	40108P101	Page 17 of 22

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No .	40108P101	Page 18 of 22

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/14/2019

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By: /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By:/s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

CUSIP No .	40108P101	Page 19 of 22

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:/s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By:/s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities IX, LLC

By: SunBridge Manager, LLC, its Managing Member

By:/s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities X, LLC

By: SunBridge Manager, LLC, its Managing Member

By:/s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities XI, LLC

By: SunBridge Manager, LLC, its Managing Member

By:/s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:/s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

CUSIP No .	40108P101	Page 20 of 22

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By:/s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc.

By:/s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

CUSIP No .	40108P101	Page 21 of 22

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock Guaranty Fed Bancshares (GFED) shall be filed on behalf of the undersigned.

Financial Opportunity Fund LLC		Bridge Equities III, LLC
By:	FJ Capital Management, LLC	By:	SunBridge Manager, LLC, its Managing Member

By:	/s/ Martin Friedman	By:	/s/ Christine A. Shreve
	Name: Martin Friedman		Name: Christine A. Shreve
	Title: Managing Member		Title: Manager

FJ Capital Management LLC		Bridge Equities VIII, LLC
By: SunBridge Manager, LLC, its Managing Member

By:	/s/ Martin Friedman	By:	/s/ Christine A. Shreve
	Name: Martin Friedman		Name: Christine A. Shreve
	Title: Managing Member		Title: Manager

Bridge Equities IX LLC
By: SunBridge Manager, LLC, its Managing Member

/s/ Martin Friedman		By:	/s/ Christine A. Shreve
MARTIN FRIEDMAN			Name: Christine A. Shreve
Title: Manager

Bridge Equities X LLC
By: SunBridge Manager, LLC, its Managing Member

		By:	/s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Manager

Bridge Equities XI LLC
By: SunBridge Manager, LLC, its Managing Member

		By:	/s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Manager

CUSIP No .	40108P101	Page 22 of 22

SunBridge Manager, LLC
By: SunBridge Holdings, LLC, its Managing Member

By:	/s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President

SunBridge Holdings, LLC
By: Realty Investment Company, Inc., its Manager

By:	/s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President

realty investment company, inc.

By:	/s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President